EXHIBIT 99.1

Agenus Reports Second Quarter 2011 Financial Results and Corporate Updates

Conference Call Scheduled for Today at 10:00 a.m. Eastern Time

LEXINGTON, Mass., July 28, 2011 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN) reported today its results for the quarter and six months ended June 30, 2011. The company reported a net loss attributable to common stockholders of $6.0 million, or $0.05 per share, basic and diluted, for the second quarter of 2011, compared with a net loss attributable to common stockholders in the second quarter of 2010 of $5.2 million, or $0.05 per share, basic and diluted.

For the six months ended June 30, 2011, the company incurred a net loss attributable to common stockholders of $12.1 million, or $0.11 per share, basic and diluted, compared with a net loss attributable to common stockholders of $14.2 million, or $0.15 per share, basic and diluted, for the comparable period in 2010.

The company's net cash burn (cash used in operating activities plus capital expenditures and dividend payments) for the second quarter of 2011 and 2010 was $4.2 million and $3.5 million, respectively. The 2011 net cash burn figure reflects primarily the company's efforts to support the Prophage Series of cancer vaccines. Cash, cash equivalents and short-term investments were $12.0 million as of June 30, 2011.

Corporate and Development Partnerships Updates

Agenus has two core platform technologies - the Saponin Platform and the Heat Shock Protein (HSP) Platform. The key candidate from our Saponin Platform is QS-21 Stimulon® Adjuvant. Agenus' QS-21 licensees include GlaxoSmithKline, Janssen Alzheimer Immunotherapy and Integrated BioTherapeutics. There are approximately 15 vaccine candidates containing Agenus' QS-21 currently under development by our licensees, including four in Phase 3 clinical trials. These programs are funded by our licensees. Agenus' HSP Platform is based on its heat shock protein technologies, and consists of our autologous Prophage Series cancer vaccines and our Recombinant Series vaccine, HerpV. Key developments from these platform candidates are highlighted below:

  QS-21 Stimulon Adjuvant

Data from Phase 3 pivotal trials of three vaccine candidates for malaria, MAGE A3 for non-small cell lung cancer and MAGE A3for melanoma, are anticipated to be released in the second half of this year and during 2012. A Phase 3 vaccine program for shingles also continues to rapidly advance in the clinic. Janssen Alzheimer Immunotherapy has a QS-21-containing vaccine candidate in Phase 2 trials for the treatment of Alzheimer's disease.

Agenus is entitled to receive milestone payments as these programs advance, as well as royalties for at least 10 years after commercial launch.

During the quarter, Agenus announced a license agreement with Integrated BioTherapeutics Inc. for the use of QS-21 in preclinical development of a vaccine against Ebola and Marburg viruses. This agreement broadens the potential application of QS-21 into vaccines for biodefensive countermeasures.

  The Prophage Series of Cancer Vaccines

Agenus' current clinical development focus is on the Prophage Series G vaccines (HSPPC-96; vitespen), which are being studied in two different settings of glioma, newly diagnosed and recurrent disease. Glioma is the deadliest form of brain cancer with an average survival of six to 14 months.

During the quarter, data from the Phase 2 trial of Prophage Series vaccine, G-200, in recurrent glioma was presented at the 2011 American Society of Clinical Oncology (ASCO) Annual Meeting. The key objectives of the Prophage Series G-200 Phase 2 trial were to evaluate the overall survival rate, safety and immunological activity consistent with a tumor-specific immune response. The primary objective of the trial was to assess the survival rate at 26 weeks (six months), which represents the average survival time for patients experiencing recurrence of their glioma. Results from this trial showed that 93% of the patients were alive at ≥ 26 weeks after surgery with a median overall survival of 11 months (47.6 weeks). Importantly, measures of immune response post-vaccination with Prophage Series G-200 demonstrated a significant localized tumor-specific CD8+ T cell response as well as innate immune responses as marked by a significant increase in levels of circulating NK cells.  Overall survival results from this trial support advancement of Prophage Series G-200 into a randomized study using a combination regimen.

A Phase 2 trial testing the Prophage Series vaccine, G-100, in patients with newly diagnosed glioma is actively enrolling with approximately 20 patients treated. In this trial, G-100 is being used on top of the standard of care, which includes Temodar (Merck; temozolomide) and radiation. It is believed that the efficacy of G-100 could potentially be enhanced through this combination regimen.  The trial has been expanded to include up to 10 prominent brain tumor research centers across the U.S. It is anticipated that this expansion will aid in advancing the program more rapidly into a potential randomized trial. Please refer to www.clinicaltrials.gov for additional details on the study, including the status of participating centers.

In addition, Agenus, in conjunction with University of California San Francisco (UCSF), is working to initiate a Phase 1 trial testing the Prophage Series vaccine, NP-150, in pediatric brain tumors.

The company continues to explore development and commercial partnerships for the Prophage Series of cancer vaccines on both a global and regional basis to advance development.

  HerpV

Agenus' recombinant therapeutic genital herpes vaccine has advanced with the completion of a randomized, placebo controlled Phase 1 clinical trial. During the quarter, Dr. David Koelle, professor of medicine in the Division of Allergy and Infectious Diseases at the University of Washington School of Medicine, presented the Phase I data at the BIO International Convention in Washington. A manuscript on the full data set has been submitted to a peer-reviewed journal. The company is currently exploring a Phase 2 development program for HerpV.

In the four-arm, Phase 1 study, 35 HSV-2 seropositive patients received HerpV (designated in the study as AG-707 plus QS-21), AG-707, QS-21 alone, or placebo. Patients received three treatments at two-week intervals. The vaccine was well tolerated, with injection site pain as the most common reported adverse event.

All patients who were evaluable for immune response and received HerpV showed a statistically significant CD4+ T cell response (100%; 7/7) to HSV-2 antigens as detected by IFNγ Elispot, and the majority of those patients demonstrated a CD8+ T cell response (75%; 6/8).

This study is the first to demonstrate that heat shock proteins complexed to viral antigens induce an antigen-specific T cell response in humans. Recent advances in therapeutic vaccines and immune-based products have helped to validate that harnessing the power of the immune system could have far-reaching implications for diseases that have been historically very difficult to treat, such as genital herpes.

Conference Call Information

Agenus executives will host a conference call at 10:00 a.m. Eastern Time today. To access the live call, dial 877.475.3568 (domestic) or 678.809.3092 (international); the access code is 84271486. The call will also be webcast and will be accessible from the company's website at www.agenusbio.com/webcast/. A replay will be available approximately two hours after the call through midnight Eastern Time on January 28, 2012. The replay number is 855.859.2056 (domestic) or 404.537.3406 (international), and the access code is 84271486. The replay will also be available on the company's website approximately two hours after the live call.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. For more information, please visit www.agenusbio.com.

The Agenus logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8187

Forward-Looking Statement

This earnings release contains forward-looking statements, including statements regarding clinical trial activities; data, results and timelines of the company and its licensees and collaborators; potential revenue streams from its partnering and licensing arrangements, and the cash position of the company. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, physicians patients, and our existing and potential licensees and collaborators; the possibility that clinical trial results will not be favorable; the inability to secure favorable partnering arrangements; the ability to raise capital and finance future activities and maintain our listing on the NASDAQ Capital Market; Agenus' dependence on its collaborative partners to successfully develop and commercialize products; and the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended March 31, 2011. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus' business and securities, investors should give careful consideration to these risks and uncertainties.

Stimulon is a registered trademark of Agenus Inc. and its subsidiaries.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Revenue	$ 786	$ 806	$ 1,458	$ 1,742

Operating expenses:
Cost of sales	--	58	--	58
Research and development	2,824	2,629	5,639	7,260
General and administrative	2,664	2,768	5,543	6,334

Operating loss	(4,702)	(4,649)	(9,724)	(11,910)

Other expense, net	1,055	323	1,998	1,873

Net loss	(5,757)	(4,972)	(11,722)	(13,783)

Dividends on Series A convertible preferred stock	(198)	(198)	(395)	(395)

Net loss attributable to common stockholders	$ (5,955)	$ (5,170)	$ (12,117)	$ (14,178)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$ (0.05)	$ (0.05)	$ (0.11)	$ (0.15)

Weighted average number of common shares outstanding, basic and diluted	114,024	95,755	113,450	93,381

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	June 30, 2011	December 31, 2010

Cash, cash equivalents, and short-term investments	$ 12,016	$ 19,782
Total assets	22,231	30,907
Total stockholders' deficit	(17,152)	(14,707)
CONTACT: Investors:
         Jonae Barnes 617-818-2985